Exhibit 12

American Water Works Company, Inc.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Twelve Months Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2012
Income (loss) from continuing Operations, before taxes	$(238,627)	$(420,375)	$(106,206)	$429,424	$503,680	$84,645

Fixed Charges:
Interest, dividend on Mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	286,181	289,749	306,979	325,135	321,687	81,120
Interest factor in rentals	12,155	12,442	12,735	13,243	11,877	2,507
Interest costs from discontinued operations	2,077	1,526	1,015	1,319	2,266	221

Total fixed charges	300,413	303,717	320,729	339,697	335,831	83,848

Income (loss) from continuing operations plus fixed charges	61,786	(116,658)	214,523	769,121	839,511	168,493

Preferred dividend requirements	225	225	225	225	225	56
Ratio of pre-tax income (loss) to net income (loss)	0.74	0.79	0.48	1.68	1.65	1.72
Preferred dividend factor(1)	166	179	109	379	372	96
Total fixed charges	300,413	303,717	320,729	339,697	335,831	83,848

Total fixed charges and preferred dividends	300,579	303,896	320,838	340,076	336,202	83,944

Ratio of earnings to combined fixed charges and preferred dividends(2)	—	—	—	2.26	2.50	2.01

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, which we refer to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(1)	Represents the amount of pre-tax earnings required to cover the dividends associated with preferred stock without mandatory redemption requirements.
(2)	For the years ended December 31, 2007, 2008 and 2009, earnings were insufficient to cover fixed charges and there were deficiencies of $238.8 million, $420.6 million and $106.3 million, respectively.

American Water Capital Corp.

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Twelve Months Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2012
Income from continuing operations	—	—	—	—	—	—

Fixed Charges:
Interest, dividend on Mandatory redeemable preferred shares and amortization of debt discount and expenses and premium on all indebtedness	148,128	192,398	198,341	204,124	209,573	52,696

Interest factor in rentals	—	—	—	—	—	—
Interest costs from discontinued operations	—	—	—	—	—	—

Total fixed charges	148,128	192,398	198,341	204,124	209,573	52,696

Income from continuing operations plus fixed charges	148,128	192,398	198,341	204,124	209,573	52,696

Preferred dividend requirements	—	—	—	—	—	—
Ratio of pre-tax income to net income	—	—	—	—	—	—
Preferred dividend factor	—	—	—	—	—	—
Total fixed charges	148,128	192,398	198,341	204,124	209,573	52,696

Total fixed charges and preferred dividends	148,128	192,398	198,341	204,124	209,573	52,696

Ratio of earnings to combined fixed charges and preferred dividends	1	1	1	1	1	1

For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income (loss) from continuing operations before income taxes including the effect of allowance for funds used during construction, which we refer to as AFUDC, plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs, and a portion of rent expense that management believes is representative of the interest component of rental expense. Fixed charges have not been reduced for the effect of AFUDC. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.